U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

              INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed Pursuant to Section 16(a) of the Securities
                 Exchange Act of 1934, Section 17(a) of the
                  Public Utility Holding Company act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person:  Kimberlin, Kevin B.
                                           535 Madison Avenue, 18th Floor
                                           New York, NY  10022

2.  Date of Event Requiring Statement:
    (Month/Day/Year)                       1/23/2000

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Issuer Name and Ticker or Trading Symbol:  SmartServ Online, Inc.  SSOL

5.  Relationship of Reporting Person to Issuer:
    [  ]   Director                     [  x ]   10% Owner
    [  ]   Officer (give title below)   [    ]   Other (specify below)

    -------------------------------------------

6.  If Amendment, Date of Original:              3/9/2000

7.  Individual or Joint/Group Filing (check applicable line)

    [ x ]  Form filed by One Reporting Person
    [   ]  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------
1)Title of Security     2) Amount of      3) Ownership     4) Nature of
                           Securities       Form:Direct        Indirect
                          Beneficially        (D) or          Beneficial
                          Owned at End      Indirect(I)       Ownership
                           of Month
--------------------------------------------------------------------------------
N/A


Table II - Derivative Securities Beneficially Owned
             (e.g., puts, calls, warrants, options, convertible securities)

1)Title of Derivative  2) Date Exer-       3)Title & Amount      4) Conversion   5)Ownership    6) Nature of
    Security              cisable and        of Underlying          or Exercise     form of        Indirect
                          Expiration          Securities            Price of        Derivative     Beneficial
                          Date                                      Derivative      Security       Ownership
                                                                    Security        Direct (D)
                                                                                  or Indirect(I)
                       Date     Expira-   Title        Amount or
                       Exer-    tion                   Number of
                      cisable   Date                   Shares


---------------------------------------------------------------------------------------------------------------
Warrants to Purchase   1/23/00  11/24/03  Common Stock  427,500      $0.60            I            See note (1)
Common Stock

Warrants to Purchase   1/25/00  11/24/03  Common Stock  112,000      $0.60            I            See note (2)
Common Stock

----------------------------------------
Explanation of Responses:

(1) Kevin Kimberlin Partners, LP, a Delaware limited partnership, of which the reporting person is the general partner, received a direct issuance, as of January 23, 2000, of 427,500 warrants from the Issuer to purchase common stock of the Issuer.

(2) Spencer Trask Holdings, Inc., a Delaware corporation, of which the reporting person is the controlling shareholder, received, on January 25, 2000, a direct issuance of 112,000 warrants from the Issuer to purchase common stock of the Issuer.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)



                   /s/ Kevin B. Kimberlin              August 9, 2000
                   -------------------------------     ----------------------
                   **Signature of Reporting Person           Date